REFERENCE 3.1 ARTICLES OF INCORPORATION OF:  JAHB Holdings, Inc.

ARTICLES OF INCORPORATION

The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do hereby adopt the following articles of incorporation:

ARTICLE ONE - NAME AND MAILING ADDRESS

The name of the corporation is JAHB Holdings, Inc and the mailing address of this corporation is 21 Blackheath Road, Lido Beach, New York 11561

ARTICLE TWO - CORPORATE DURATION

The duration of the corporation is perpetual.

ARTICLE THREE - PURPOSE

This corporation is organized to engage in any lawful trade or business that can, in the opinion of the board of directors of the corporation, be advantageously carried on.

ARTICLE FOUR - CAPITAL STOCK

The aggregate number of shares which the corporation is authorized to issue is 20,000,000. Such shares shall be of a single class, and shall have a par value of $0.001 per share.

ARTICLE FIVE - REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the corporation is 15 East North Street in the City of Dover, County of Kent, Delaware, and the name of its initial registered agent at such address, is Incorporating Services Inc.

ARTICLE SIX  - DIRECTORS

The number of directors constituting the initial board of directors of the corporation is one. The number of directors may be either increased or decreased from time to time by the Bylaws, but shall never be less than one (1). The name and address of each person who is to serve as a member of the initial board of directors is:

Holli Blechner    21 Blackheath Road, Lido Beach, New York 11561

ARTICLE SEVEN - INCORPORATORS

The name and address of the person signing these Articles of Incorporation is:
Holli Blechner    21 Blackheath Road, Lido Beach, New York 11561

ARTICLE EIGHT - INDEMNIFICATION

The corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law.

ARTICLE NINE - AMENDMENT

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

Executed by the undersigned at on January 5th, 1999.

/s/ Holli Blechner


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